Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

AdvanSix Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,400,000 shares (1)	$24.37(2)	$34,118,000	$153.10 per $1,000,000	$5,223.47
Total Offering Amounts					$34,118,000		$5,223.47
Total Fee Offsets							--
Net Fee Due							$5,223.47

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), that may become issuable under the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an adjustment to the outstanding shares of Common Stock. These shares represent an additional 1,400,000 shares of Common Stock authorized to be issued under the 2016 Plan.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on June 16, 2025.